As filed with the Securities and Exchange Commission on November 7, 2006
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Infosys Technologies Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Republic of India	58-1760235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Electronics City, Hosur Road Bangalore, Karnataka India 560 100 +91 (80) 2852-0261 (Address and telephone number of Registrant’s principal executive offices)	CT Corporation System 818 West Seventeenth Street Los Angeles, CA 90017 (213) 627-8252 (Name, address and telephone number of agent for service)

Copies to:

Jeffrey D. Saper Steven V. Bernard Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	V. Balakrishnan Chief Financial Officer Infosys Technologies Limited Electronics City, Hosur Road Bangalore, Karnataka India 560 100 +91 (80) 2852-0261	Michael W. Sturrock Latham & Watkins LLP 80 Raffles Place #14-20 UOB Plaza 2 Singapore 048624 +(65) 6536-1161

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of		Offering	Aggregate	Registration
Securities to be Registered(1)	Amount to be Registered(2)	Price per Unit(2)	Offering Price(2)	Fee(2)
Equity shares, par value Rs. 5 per share		$		$$0

(1)	American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of the equity shares registered hereby have been registered under separate registration statements on Form F-6, File Nos. 333-72199 and 333-135739. Each American Depositary Share represents one equity share.

(2)	An indeterminate number of equity shares is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fee.

PROSPECTUS

Infosys Technologies Limited

American Depositary Shares

Representing

Equity Shares

From time to time, selling shareholders of Infosys Technologies Limited may sell American Depositary Shares, or ADSs, representing our equity shares in amounts, at prices and on terms described in one or more supplements to this prospectus. Each ADS offered represents one equity share. We will not receive any proceeds from any offering pursuant to this prospectus.

This prospectus describes some of the general terms that may apply to an offering of our ADSs representing equity shares. The specific terms and any other information relating to a specific offering will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference into this prospectus.

The selling shareholders may offer and sell ADSs representing our equity shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our ADSs are quoted on The NASDAQ Global Select Market under the symbol “INFY.” The last reported sale price of our ADSs on November 6, 2006 was $51.66 per ADS.

Investing in our ADSs involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 7, 2006

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. This prospectus provides you with a general description of the American Depositary Shares, or ADSs, representing our equity shares that our selling shareholders may offer. Each time our selling shareholders offer ADSs representing our equity shares, we will provide a supplement to this prospectus. The accompanying prospectus supplement will describe the specific terms of that offering, and may also include a discussion of any special considerations applicable to our ADSs. The accompanying prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. Please read carefully this prospectus and the accompanying prospectus supplement. In addition to the information contained in the documents, we refer you to the information contained under the headings “Available Information” and “Incorporation of Documents by Reference.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the ADSs offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC’s offices, each of which is listed under the heading “Available Information.”

All references in this prospectus and the accompanying prospectus supplement to “Infosys,” “our Company,” “we,” “us” or “our” mean Infosys Technologies Limited, unless we state otherwise or as the context requires.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors,” which we describe in our annual report on Form 20-F for the year ended March 31, 2006 and in other documents that we subsequently file with the SEC, and which we will describe in supplements to this prospectus.

Infosys Technologies Limited

We are a leading global technology services firm. We provide comprehensive end-to-end business solutions that leverage technology for our clients, including consulting, design, development, software re-engineering, maintenance, systems integration, package evaluation and implementation and infrastructure management services. We also provide software products to the banking industry. Through Infosys BPO, our majority-owned subsidiary, we provide business process management services such as offsite customer relationship management, finance and accounting, and administration and sales order processing. Our clients rely on our solutions to enhance their business performance.

We utilize a distributed project management methodology, which we refer to as our Global Delivery Model, to divide projects into components that are executed simultaneously at client sites and at our global development centers in India and around the world. Our Global Delivery Model provides clients with seamless, high quality solutions in reduced timeframes, enabling our clients to achieve operating efficiencies and realize significant cost savings. To address changing industry dynamics, we continue to refine our Global Delivery Model. Through our Modular Global Sourcing framework, for example, we assist clients in evaluating and defining, on both a modular and enterprise-wide basis, the client’s business processes and applications that can be outsourced, and the capabilities required to effectively deliver those processes and applications to the organization.

We serve clients in the financial services, manufacturing, telecommunications, retail, utilities, logistics and other industries. In fiscal 2006, some of our top 25 clients by revenues (including their affiliates) in the core industries we serve included Aetna, Apple, Bank of America, BT, Microsoft and Toshiba. Our industry focus enables us to tailor solutions to address our clients’ business and technology needs.

We believe we have among the best talent in the Indian technology services industry, and we are committed to remain among the industry’s leading employers. In 2006, we were ranked as the best company to work for in India by the Business Today-TNS-Mercer survey in Business Today.

Our revenues grew from $545 million in fiscal 2002 to $2,152 million in fiscal 2006, representing a compound annual growth rate of 41.0%. Our net income grew from $164 million to $555 million during the same period, representing a compound annual growth rate of 35.6%. For the six months ended September 30, 2006, we had revenues of $1,406 million and net income of $373 million.

In addition, between March 31, 2002 and March 31, 2006, our total employees grew from approximately 10,700 to approximately 52,700, representing a compound annual growth rate of 49.0%. As of September 30, 2006, we had approximately 66,100 employees.

We were founded in 1981. We completed our initial public offering of equity shares in India in 1993 and our initial public offering of ADSs in the United States in 1999. In August 2003 and June 2005, we completed sponsored secondary offerings of ADSs in the United States on behalf of our shareholders.

Our principal executive offices are located at Electronics City, Hosur Road, Bangalore, Karnataka, India 560 100, and our telephone number at that address is +91 (80) 2852-0261. Our wholly owned subsidiaries are Infosys Technologies (Australia) Pty. Limited, or Infosys Australia, Infosys Technologies (China) Co. Limited, or Infosys China, and Infosys Consulting Inc., or Infosys Consulting. Infosys BPO Limited, or Infosys BPO, is our majority owned subsidiary. Our website addresses are www.infosys.com and www.infy.com and do not constitute a part of this prospectus.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the U.S. SEC which are incorporated by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our Company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘will,’ ‘project,’ ‘seek,’ ‘should,’ and similar expressions. Those statements include, among other things, the discussions of our business strategy and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be materially incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors incorporated by reference into this prospectus. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to update these forward-looking statements to reflect future events or circumstances.

USE OF PROCEEDS

All ADSs sold pursuant to this prospectus will be sold on behalf of the selling shareholders. We will not receive any of the proceeds from the sale of the ADSs.

DESCRIPTION OF EQUITY SHARES

Set forth below is the material information concerning our share capital and a brief summary of the material provisions of our Articles of Association, Memorandum of Association and the Companies Act, 1956, or the Indian Companies Act, all as currently in effect. The following description of our equity shares and the material provisions of our Articles of Association and Memorandum of Association does not purport to be complete and is qualified in its entirety by our Articles of Association and Memorandum of Association that are included as exhibits or incorporated by reference into the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

General

Our authorized share capital is Rs. 3,000,000,000 divided into 600,000,000 equity shares, par value Rs. 5 per share. As of September 30, 2006, 555,785,001 equity shares were issued, outstanding and fully paid. The equity shares are our only class of share capital. We currently have no convertible debentures or warrants outstanding. As of September 30, 2006, we had outstanding options to purchase 15,126,339 equity shares and 3,733,549 ADSs. For the purposes of this prospectus, “shareholder” means a shareholder who is registered as a member in our register of members or whose name appears in the beneficiary position held by the depositories.

Dividends

Under the Indian Companies Act, our board of directors recommends the payment of a dividend which is then declared by our shareholders in a general meeting. However, the board is not obliged to recommend a dividend.

Similarly, under our Articles of Association and the Indian Companies Act our shareholders may, at the Annual General Meeting, declare a dividend in an amount less than that recommended by the board of directors, but they cannot increase the amount of the dividend. In India, dividends are generally declared as a percentage of the par value of a company’s equity shares. The dividend declared by the shareholders, if any, and subject to the limitations described above, is required to be distributed and paid to shareholders in proportion to the paid up value of their shares within 30 days of the declaration by the shareholders at the Annual General Meeting. Pursuant to our Articles of Association, our board of directors has discretion to declare and pay interim dividends without shareholder approval. Under the Indian Companies Act, dividends can only be paid in cash to the registered shareholder, the shareholder’s order or the shareholder’s banker’s order, at a record date fixed on or prior to the date of the Annual General Meeting.

The Indian Companies Act provides that any dividends that remain unpaid or unclaimed after the 30-day period from the date of declaration of a dividend are to be transferred to a special bank account opened by the company at an approved bank. We transfer any dividends that remain unclaimed for seven years from the date of the transfer to an Investor Education and Protection fund established by the Government of India. After the transfer to this fund, such unclaimed dividends may not be claimed.

Under the Indian Companies Act, dividends may be paid out of profits of a company in the year in which the dividend is declared or out of the undistributed profits of previous fiscal years after providing for depreciation. Before declaring a dividend greater than 10% of the par value of its equity shares, a company is required to transfer to its reserves a minimum percentage of its profits for that year, ranging from 2.5% to 10% depending upon the dividend percentage to be declared in such year.

The Indian Companies Act further provides that in the event of an inadequacy or absence of profits in any year, a dividend may be declared for such year out of the company’s accumulated profits that has been transferred to its reserves, subject to the following conditions:

•	the rate of dividend to be declared may not exceed 10% of its paid up capital or the average of the rate at which dividends were declared by the company in the prior five years, whichever is less;

•	the total amount to be drawn from the accumulated profits earned in the previous years and transferred to the reserves may not exceed an amount equivalent to 10% of the sum of its paid up capital and free reserves, and the amount so drawn is to be used first to set off the losses incurred in the fiscal year before any dividends in respect of preference or equity shares are declared; and

•	the balance of reserves after such withdrawals shall not fall below 15% of the company’s paid up capital.

Bonus Shares

In addition to permitting dividends to be paid out of current or retained earnings as described above, the Indian Companies Act permits a company to distribute an amount transferred from the reserve or surplus in the company’s profit and loss account to its shareholders in the form of bonus shares (similar to a stock dividend). The Indian Companies Act also permits the issuance of bonus shares from a securities premium account. Bonus shares are distributed to shareholders in the proportion recommended by the board of directors. Shareholders of record on a fixed record date are entitled to receive such bonus shares.

Consolidation and Subdivision of Shares

The Indian Companies Act permits a company to split or combine the par value of its shares, provided such split or combination is not made in fractions. Shareholders of record on a fixed record date are entitled to receive the split or combination.

Preemptive Rights and Issue of Additional Shares

The Indian Companies Act gives shareholders the right to subscribe for new shares in proportion to their respective existing shareholdings unless otherwise determined by a special resolution passed by a General Meeting of the shareholders. Under the Indian Companies Act, in the event of an issuance of securities, subject to the limitations set forth above, a company must first offer the new shares to the shareholders on a fixed record date. The offer must include: (i) the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person; and (ii) the number of shares offered and the period of the offer, which may not be less than 15 days from the date of offer. If the offer is not accepted it is deemed to have been declined and thereafter the board of directors is authorized under the Indian Companies Act to distribute any new shares not purchased by the preemptive rights holders in the manner that it deems most beneficial to the company.

Meetings of Shareholders

We must convene an Annual General Meeting of shareholders each year within 15 months of the previous annual general meeting or within six months of the end of the previous fiscal year, whichever is earlier. In certain circumstances a three month extension may be granted by the Registrar of Companies to hold the Annual General Meeting. The Annual General Meeting of the shareholders is generally convened by our Secretary pursuant to a resolution of the board of directors. In addition, the Board may convene an Extraordinary General Meeting of shareholders when necessary or at the request of a shareholder or shareholders holding at least 10% of our paid up capital carrying voting rights. Written notice setting out the agenda of any meeting must be given at least 21 days prior to the date of the General Meeting to the shareholders of record, excluding the days of mailing and date of the meeting. Shareholders who are registered as shareholders on the date of the General Meeting are entitled to attend or vote at such meeting. The Annual General Meeting of shareholders must be held at our registered office or at such other place within the city in which the registered office is located; and meetings other than the Annual General Meeting may be held at any other place if so determined by the board of directors.

NASDAQ Marketplace Rule 4350(a) provides that a foreign private issuer may follow its home country practice in lieu of the requirements of Rule 4350, provided such foreign private issuer shall disclose in its annual reports filed with the SEC each requirement of Rule 4350 that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements.

Under the NASDAQ Marketplace Rule 4350(f), companies that maintain a listing on NASDAQ are required to provide for a quorum as specified in its by-laws for any meeting of its stockholders, and in no case shall the quorum be less than 33 1/3% of the outstanding shares of a company’s common voting stock. In India, the requirement for a quorum is the presence of at least five shareholders in person. Our Articles of Association provide that a quorum for a General Meeting of our shareholders is constituted by the presence of at least five shareholders in person. Hence, we do not meet the quorum requirements under Rule 4350(f), and instead we follow our home country practice. Under the NASDAQ Marketplace Rule 4350(g), companies that maintain a listing on NASDAQ are required to solicit proxies and provide proxy statements for all meetings of shareholders and also provide copies of such proxy solicitation to NASDAQ. However, Section 176 of the Indian Companies Act prohibits a company incorporated under that Act from soliciting proxies. Because we are prohibited from soliciting proxies under Indian law, we will not meet the proxy solicitation requirement of Rule 4350(g). However, as described above, we give written notices of all our shareholder meetings to all the shareholders and we also file such notices with the SEC.

Voting Rights

At any General Meeting, voting is by show of hands unless a poll is demanded by a shareholder or shareholders present in person or by proxy holding at least 10% of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid up capital of at least Rs. 50,000. Upon a show of hands, every shareholder entitled to vote and present in person has one vote and, on a poll, every shareholder entitled to vote and present in person or by proxy has voting rights in proportion to the paid up capital held by such shareholders. The Chairman has a casting vote in the case of any tie. Any shareholder of the company entitled to attend and vote at a meeting of the company may appoint a proxy. The instrument appointing a proxy must be delivered to the company at least 48 hours prior to the meeting. Unless the Articles otherwise provide, a proxy may not vote except on a poll. A corporate shareholder may appoint an authorized representative who can vote on behalf of the shareholder, both upon a show of hands and upon a poll. An authorized representative is also entitled to appoint a proxy.

Ordinary resolutions may be passed by simple majority of those present and voting at any General Meeting for which the required period of notice has been given. However, special resolutions such as amendments of the

Articles of Association, commencement of a new line of business, the waiver of preemptive rights for the issuance of any new shares and a reduction of share capital, require that votes cast in favor of the resolution (whether by show of hands or on a poll) are not less than three times the number of votes, if any, cast against the resolution by members so entitled and voting. As per the Indian Companies Act, unless the articles of association of a company provide for all directors to retire at every annual general meeting, not less than two-third of the directors of a public company must retire by rotation, while the remaining one-third may remain on the board until they resign or are removed. Our Articles of Association require two thirds of our Directors to retire by rotation. One-third of the directors who are subject to retirement by rotation must retire at each Annual General Meeting. Further, the Indian Companies Act requires certain resolutions such as those listed below to be voted on only by a postal ballot:

•	amendments of the memorandum of association to alter the objects of the company and to change the registered office of the company under section 146 of the Indian Companies Act;

•	the issuance of shares with differential rights with respect to voting, dividend or other provisions of the Indian Companies Act;

•	the sale of the whole or substantially the whole of an undertaking or facilities of the company;

•	providing loans, extending guarantees or providing a security in excess of the limits allowed under Section 372A of the Indian Companies Act;

•	varying the rights of the holders of any class of shares or debentures;

•	the election of a director by minority shareholders; and

•	the buy back of shares.

Register of Shareholders; Record Dates; Transfer of Shares

We maintain a register of shareholders held in electronic form through National Securities Depository Limited and the Central Depositary Services (India) Limited. For the purpose of determining the shares entitled to annual dividends, the register is closed for a specified period prior to the Annual General Meeting. The date on which this period begins is the record date.

To determine which shareholders are entitled to specified shareholder rights such as a dividend, we may close the register of shareholders. The Indian Companies Act requires us to give at least seven days prior notice to the public before such closure. We may not close the register of shareholders for more than thirty consecutive days, and in no event for more than forty-five days in a year. Trading of our equity shares, however, may continue while the register of shareholders is closed.

Following the introduction of the Depositories Act, 1996, and the repeal of Section 22A of the Securities Contracts (Regulation) Act, 1956, which enabled companies to refuse to register transfers of shares in some circumstances, the equity shares of a public company are freely transferable, subject only to the provisions of Section 111A of the Indian Companies Act. Since we are a public company, the provisions of Section 111A will apply to us. In accordance with the provisions of Section 111A(2) of the Indian Companies Act, our board of directors may refuse to register a transfer of shares if they have sufficient cause to do so. If our board of directors refuses to register a transfer of shares, the shareholder wishing to transfer his, her or its shares may file a civil suit or an appeal with the Company Law Board/Tribunal.

Pursuant to Section 111A(3), if a transfer of shares contravenes any of the provisions of the Indian Companies Act and Securities and Exchange Board of India Act, 1992 or the regulations issued thereunder or any other Indian laws, the Tribunal may, on application made by the company, a depository incorporated in India, an investor, a participant, or the Securities and Exchange Board of India, direct the rectification of the register, record of members and/or beneficial owners. Pursuant to Section 111A(4) the Company Law Board/Tribunal may, in its discretion, issue an interim order suspending the voting rights attached to the relevant shares before making or completing its investigation into the alleged contravention.

Under the Indian Companies Act, unless the shares of a company are held in a dematerialized form, a transfer of shares is effected by an instrument of transfer in the form prescribed by the Indian Companies Act and the rules thereunder, together with delivery of the share certificates. Our transfer agent for our equity shares is Karvy Computershare Private Limited located in Hyderabad, India.

Disclosure of Ownership Interest

Section 187C of the Indian Companies Act requires holders of record who do not hold beneficial interests in shares of Indian companies to declare to the company certain details, including the nature of the holder’s interest and details of the beneficial owner. Any person who fails to make the required declaration within 30 days may be liable for a fine of up to Rs. 1,000 for each day the declaration is not made. Any charge, promissory note or other collateral agreement created, executed or entered into with respect to any share by the ostensible owner thereof, or any hypothecation by the ostensible owner of any share, pursuant to which a declaration is required to be made under Section 187C, shall not be enforceable by the beneficial owner or any person claiming through the beneficial owner if such declaration is not made. Failure to comply with Section 187C will not affect the obligation of the company to register a transfer of shares or to pay any dividends to the registered holder of any shares pursuant to which such declaration has not been made. While it is unclear under Indian law whether Section 187C applies to holders of ADSs of the company, investors who exchange ADSs for the underlying equity shares of the company will be subject to the restrictions of Section 187C. Additionally, holders of ADSs may be required to comply with such notification and disclosure obligations pursuant to the provisions of the Deposit Agreement to be entered into by such holders, the company and a depositary.

Audit and Annual Report

Under the Indian Companies Act, a company must file its annual report with the Registrar of Companies within 7 months from the close of the accounting year or within 30 days from the date of the Annual General Meeting, whichever is earlier. Copies of the annual report are also required to be simultaneously sent to stock exchanges on which the company’s shares are listed under the applicable listing agreements. At least 21 days before the Annual General Meeting of shareholders, a company must distribute a detailed version of the company’s audited balance sheet and profit and loss account and the reports of the board of directors and the auditors thereon. Under the Indian Companies Act, a company must file the balance sheet and annual profit and loss account presented to the shareholders with the Registrar of Companies within 30 days of the conclusion of the Annual General Meeting.

A company must also file an annual return containing a list of the company’s shareholders and other company information, within 60 days of the conclusion of the Annual General Meeting.

Company Acquisition of Equity Shares

Under the Indian Companies Act, approval by way of a special resolution of a company’s shareholders voting on the matter (votes cast in favor should be three times the votes cast against ) and approval of the Tribunal of the state in which the registered office of the company is situated is required to reduce the share capital of a company. However, a company would have to extinguish or reduce the liability of its shares in respect of share capital not paid up or would have to cancel any paid up share capital which is lost or would have to pay any paid up share capital which is in excess of the wants of the company. A company is not permitted to acquire its own shares for treasury operations.

A company may, under some circumstances, acquire its own equity shares without seeking the approval of the Tribunal.

An acquisition by a company of its own shares that does not rely on an approval of the Tribunal must comply with prescribed rules, regulations and conditions of the Indian Companies Act. In addition, public companies which are listed on a recognized stock exchange in India must comply with the provisions of the Securities and Exchange Board of India (Buy-back of Securities) Regulations, 1998, or Buy-back Regulations. Since we are a public company listed on two recognized stock exchanges in India, we would have to comply with the relevant provisions of the Indian Companies Act and the provisions of the Buy-back Regulations. Any ADS holder may participate in a company’s purchase of its own shares by withdrawing his or her ADSs from the depository facility, acquiring equity shares upon the withdrawal and then selling those shares back to the company.

There can be no assurance that equity shares offered by an ADS investor in any buy back of shares by us will be accepted by us. The regulatory approvals required for ADS holders to participate in a buyback is not entirely clear.

ADS investors are advised to consult their legal advisors for advice prior to participating in any buyback by us, including advice related to any related regulatory approvals and tax issues.

Liquidation Rights

Subject to the rights of secured creditors, employees, holders of any shares entitled by their terms to preferential repayment over the equity shares and taxes, if any, in the event of our winding-up, the holders of the equity shares are entitled to be repaid the amounts of paid up capital or credited as paid upon those equity shares. Subject to such payments, all surplus assets are paid to holders of equity shares in proportion to their shareholdings.

Redemption of Equity Shares

Under the Indian Companies Act, equity shares are not redeemable.

Discriminatory Provisions in Articles

There are no provisions in the Articles of Association discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares.

Alteration of Shareholder Rights

Under the Indian Companies Act, and subject to the provisions of the articles of association of a company, the rights of any class of shareholders can be altered or varied (i) with the consent in writing of the holders of not less than three-fourths of the issued shares of that class; or (ii) by special resolution passed at a separate meeting of the holders of the issued shares of that class. In the absence of any such provision in the articles, such alteration or variation is permitted as long as it is not prohibited by the agreement governing the issuance of the shares of that class.

Under the Indian Companies Act, the Articles may be altered by a special resolution of the shareholders.

Limitations on the Rights to Own Securities

The limitations on the rights to own securities of Indian companies, including the rights of non-resident or foreign shareholders to hold securities, are discussed in the sections entitled “Restrictions on Foreign Ownership of Indian Securities” in this prospectus.

Provisions on Changes in Capital

Our authorized capital can be altered by an ordinary resolution of the shareholders in a General Meeting. The additional issue of shares is subject to the preemptive rights of the shareholders. In addition, a company may increase its share capital, consolidate its share capital into shares of larger face value than its existing shares or sub-divide its shares by reducing their par value, subject to an ordinary resolution of the shareholders in a General Meeting.

Takeover Code and Listing Agreements

Under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997, or Takeover Code, upon the acquisition of more than 5%, 10%, 14%, 54% or 74% of the outstanding shares or voting rights of a publicly-listed Indian company, the acquirer (meaning a person who directly or indirectly, acquires or agrees to acquire shares or voting rights in a target company, or acquires or agrees to acquire control over the target company, either by himself or with any person acting in concert) is required to disclose the aggregate of his shareholding or voting rights in that target company to the company. The target company and the said acquirer are required to notify all the stock exchanges on which the shares of such company are listed. Further, the Takeover Code requires that any person holding more than 15% and less than 55% of the shares or voting rights in a company, upon the sale or purchase of 2% or more of the shares or voting rights of the company, disclose such sale/purchase and his revised shareholding to the company and all the stock exchanges on which the shares are listed within two days of such purchase or sale or receipt of intimation of allotment of such shares. A person who holds more than 15% of the shares or voting rights in any company is required to make an annual disclosure of his holdings to that company (which in turn is required to disclose the same and to each of the stock exchanges on which the company’s shares are listed). Holders of ADSs would be subject to these notification requirements.

Upon the acquisition of 15% or more of such shares or voting rights, or a change in control of the company, the acquirer is required to make a public announcement offering to purchase from the other shareholders at least a further 20% of all the outstanding shares of the company at a minimum offer price determined pursuant to the Takeover Code. If an acquirer holding more than 15% but less than 55% of shares acquires 5% or more shares during a fiscal year, the acquirer is required to make a public announcement offering to purchase from the other shareholders at least 20% of all the outstanding shares of the company at a minimum offer price determined pursuant to the Takeover Code. Any further acquisition of outstanding shares or voting rights of a publicly listed company by an acquirer who holds more than 55% but less than 75% of shares or voting rights also requires the making of an open offer to acquire such number of shares as would not result in the public shareholding being reduced to below the minimum specified in the listing agreement. Where the public shareholding in the target company may be reduced to a level below the limit specified in the listing agreement the acquirer may acquire such shares or voting rights only in accordance with the provisions of the Takeover Code. Since we are a listed company in India, the provisions of the Takeover Code will apply to us and to any person acquiring our equity shares or voting rights in our Company. However, the Takeover Code provides for a specific exemption from this provision to a holder of ADSs and states that this provision will apply to a holder of ADSs only once he or she converts the ADSs into the underlying equity shares.

We have entered into listing agreements with each of the Indian stock exchanges on which our equity shares are listed. Each of the listing agreements provides that if a person acquires or agrees to acquire 5% or more of the voting rights of our equity shares, the purchaser and we must, in accordance with the provisions of the Takeover Code, report its holding to us and the relevant stock exchange(s). The agreements also provide that if any person acquires or agrees to acquire our equity shares exceeding 15% of voting rights in our Company or if any person who holds our equity shares (which in the aggregate carries less than 15% of the voting rights) seeks to acquire our equity shares exceeding 15% of voting rights in our Company, then the acquirer/ purchaser must, in accordance with the provisions of the Takeover Code, before acquiring such equity shares, make an offer on a uniform basis to all of our remaining shareholders to acquire equity shares that have at least an additional 20% of the voting rights of our total outstanding equity shares at a prescribed price.

Although the provisions of the listing agreements entered into between us and the Indian stock exchanges on which our equity shares are listed will not apply to equity shares represented by ADSs, holders of ADSs may be required to comply with such notification and disclosure obligations pursuant to the provisions of the Deposit Agreement entered into by such holders, our Company and the depositary.

Voting Rights of Deposited Equity Shares Represented by ADSs

Under Indian law, voting of the equity shares is by show of hands unless a poll is demanded by a member or members present in person or by proxy holding at least 10% of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid up capital of at least Rs. 50,000. A proxy may not vote except on a poll.

As soon as practicable after receipt of notice of any meetings or solicitation of consents or proxies of holders of shares or other deposited securities, our Depositary shall fix a record date for determining the holders entitled to give instructions for the exercise of voting rights. The Depositary shall then mail to the holders of ADSs a notice stating (i) such information as is contained in such notice of meeting and any solicitation materials, (ii) that each holder on the record date set by the Depositary will be entitled to instruct the Depositary as to the exercise of the voting rights, if any pertaining to the deposited securities represented by the ADSs evidenced by such holder’s ADRs, (iii) the manner in which such instruction may be given, including instructions to give discretionary proxy to a person designated by us, and (iv) if the Depositary does not receive instructions from a holder, he would be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by us to vote such deposited securities, subject to satisfaction of certain conditions.

On receipt of the aforesaid notice from the Depositary, our ADS holders may instruct the Depositary on how to exercise the voting rights for the shares that underlie their ADSs. For such instructions to be valid, the Depositary must receive them on or before a specified date.

The Depositary will try, as far as is practical, and subject to the provisions of Indian law and our Memorandum of Association and our Articles of Association, to vote or to have its agents vote the shares or other deposited securities as per our ADS holders’ instructions. The Depositary will only vote or attempt to vote as per an ADS holder’s instructions. The Depositary will not itself exercise any voting discretion.

Neither the Depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast, or for the effect of any vote. There is no guarantee that our shareholders will receive voting materials in time to instruct the Depositary to vote and it is possible that ADS holders, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

General

Deutsche Bank Trust Company Americas, as Depositary, will issue the ADSs. The ADSs will be evidenced by what are known as American Depositary Receipts, or ADRs, in the same way a share is evidenced by a share certificate. Each ADS will represent an ownership interest in one equity share, which will be deposited with the custodian under the deposit agreement among ourselves, the Depositary and you as a holder of ADSs, or the Deposit Agreement. Each ADS will also represent any securities, cash or other property that has been deposited with the Depositary or the custodian, but that has not been distributed directly to you. The deposited shares and any such additional property are all referred to below as “deposited securities.” Because the Depositary or Depositary’s nominee will be the registered owner of the shares, you must rely on the Depositary to exercise the rights of a shareholder on your behalf. The obligations of the Depositary are set out in the Deposit Agreement. If you become a holder of ADSs (or any interest therein), you will become a party to the Deposit Agreement and therefore will be bound by its terms and to the terms of the ADR evidencing your ADSs. The Deposit Agreement, the ADSs and the ADRs are governed by New York law.

The following is a summary of the material terms of the Deposit Agreement. Because it is a summary, it does not contain all of the information that may be important to you. Your rights and obligations as a holder of ADSs (or any interest therein) will be determined by reference to the terms of the Deposit Agreement and not by this summary. For more complete information, you should read the entire Deposit Agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the Deposit Agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also read a copy the Deposit Agreement at the SEC’s public reference facilities. See the section of this prospectus entitled “Available Information” for more information about the SEC’s public reference facilities. Copies of the Deposit Agreement and the form of ADR are also available for inspection at the corporate trust office of Deutsche Bank Trust Company Americas, currently located at 60 Wall Street, New York, New York 10005, and at the principal office of ICICI Bank Limited currently located at ICICI Towers, Bandra Kurla Complex, Mumbai, India 400 051. Deutsche Bank Trust Company Americas’ principal executive office is located at 60 Wall Street, New York, New York 10005.

How will I hold my ADSs?

The ADSs being offered will initially only be issued in “book entry” form, represented by a global ADR registered in the name of the nominee of The Depository Trust Company, or DTC. The Depositary will issue one global ADR to DTC and DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the ADSs. The participants will keep records of their clients who purchased the ADSs. Beneficial interests in the global ADR will be shown on, and transfers of interests in the global ADR will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant’s accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Euroclear and Clearstream Banking are direct participants. DTC’s book entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., The American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.

If the Depositary receives any cash distribution on our shares represented by the global ADR, it will make payment of any amount you are entitled to receive by wire transfer to DTC’s nominee. The Depositary will treat DTC’s nominee as the holder of the global ADR for all purposes. Accordingly, the Depositary will have no direct responsibility or liability to pay amounts due on the global ADR to owners of beneficial interests in the global ADR.

It is DTC’s current practice, upon receipt of any cash payment, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global ADR as shown on DTC’s records. Payments by participants to holders of beneficial interests in the global ADR and voting by participants will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in “street name.” Disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the holders of beneficial interests in the global ADR will be the responsibility of direct and indirect participants.

The ADSs are transferable on the books of the Depositary. The Depositary may close the transfer books at any time when deemed expedient by it in connection with the performance of its duties or at our written request.

The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADSs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by holders of ADSs and will be entitled to protection and indemnity to the same extent as the Depositary.

You may also hold ADSs either directly or indirectly through your broker or other financial institution, and the remaining part of this description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, by means of the global ADR discussed above or otherwise, you must rely on the procedures of that broker or financial institution to assert the rights of holders of ADSs described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

The Depositary has agreed to pay to you the cash dividends or other distributions that it or the custodian receives on deposited securities, after deduction by it or upon payment to it of its fees and expenses and any taxes or governmental charges payable by it. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent. You must hold the ADSs on the date established by the Depositary in order to be eligible for dividends and other distributions. It is possible that the record dates we use for dividends and other distributions on the shares and the record date used by the Depositary for the ADSs may not be the same.

Cash.  The Depositary will promptly convert any cash dividend or other cash distribution that we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any governmental approval is needed and cannot be readily obtained, the Deposit Agreement allows the Depositary to distribute U.S. dollars only to those holders of ADSs to whom it is possible. It will either distribute the currency that it cannot convert into U.S. dollars to holders of ADSs or hold it for the account of the holders of ADSs who have not been paid. It will not invest the currency that it cannot convert and it will not be liable for any interest. If the exchange rates fluctuate during a time when the Depositary cannot convert such cash distribution, you may lose some or all of the value of the distribution. Before making a distribution, the Depositary will deduct any withholding taxes that must be paid under any applicable laws.

Equity Shares.  The Depositary may, with our approval, and will if we request, distribute new ADSs representing any equity shares which we distribute as a dividend or free distribution. The Depositary will distribute new ADSs in proportion to the number of ADSs you already own. The Depositary may decide to distribute only whole ADSs. In that case, it will sell equity shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way it does with cash. If by receiving such shares the Depositary would be in violation of any applicable laws, the Depositary may sell such shares and distribute the net proceeds in the same way it does with cash.

The Depositary will not be required to distribute new ADSs unless it receives satisfactory assurances from us that such distribution will not violate applicable law. If the Depositary does not distribute additional ADSs, each ADS will also represent the new equity shares.

Rights to Receive Additional Shares.  If we offer holders of our securities any rights to subscribe for additional equity shares or any other rights, the Depositary, after consultation with us, has discretion to determine how these rights become available to you as a holder of ADSs. We must furnish the Depositary with satisfactory evidence that it is legal to do so. The Depositary could decide it is not legal or practical to make the rights available to you, or it could decide that it is only legal or practical to make the rights available to some, but not all, holders of ADSs. The Depositary may decide to sell the rights and distribute the proceeds in the same way it does with cash. If the Depositary decides that it is not legal or practical to make the rights available to you or to sell the rights, the Depositary will allow the rights that are not distributed or sold to lapse. In that case, you will receive no value for them. The Depositary is not responsible for a failure in determining whether or not it is legal or practical to distribute the rights, so long as it acts in good faith.

If the Depositary makes rights available to you, it will exercise the rights and purchase the equity shares or other securities on your behalf. The Depositary will then deposit the equity shares or other securities and issue ADSs to you. It will only exercise rights if you pay it the exercise price, its fees and expenses and any other charges the rights require you to pay.

The Depositary will not offer rights to holders of ADSs having an address in the United States unless both the rights and the securities to which such rights relate are either registered under the U.S. securities laws or are exempt from registration. The Depositary is not obliged to file a registration statement in that regard or to endeavor to have such a registration statement declared effective.

Other Distributions.  The Depositary, after consultation with us, will send you anything else that we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or, it may decide to adopt any other method as it may deem equitable and practicable in order to effect such distribution.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. We have no obligation (including no obligation to register securities under U.S. or Indian securities laws) to take any action to permit the distribution of ADSs, equity shares, rights or anything else to holders of ADSs. This means you may not receive the distributions that we make on our equity shares or any value for them if it is illegal or impractical for us or the Depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How does the Depositary issue ADSs?

The Depositary has agreed to accept deposits of outstanding shares in accordance with applicable regulations of the Reserve Bank of India. The Depositary will issue ADSs if you or your broker deposit with the custodian a share register extract evidencing your ownership of shares and evidence that the shares were acquired on a stock exchange in India through a registered broker. In the case of the ADSs to be offered under this prospectus, the Depositary will arrange with the escrow agent for the invitation to offer to deposit the shares. Share register extracts deposited in the future with the custodian must be accompanied by documents, including instruments showing that the relevant shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. Each person depositing shares will be deemed to make certain representations regarding the status of shares and its authorization to make such deposit. After the initial deposit of shares, each such person shall also be deemed to represent that the deposit of such shares or the sale of the ADSs is not restricted under the applicable U.S. or Indian laws.

The custodian will hold all deposited shares for the account of the Depositary. You thus have no direct ownership interest in the shares and only have such rights as are set out in the Deposit Agreement. The custodian also will hold any additional securities, property and cash received on or in substitution for the deposited shares. Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and expenses of the Depositary and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will issue a receipt in the name of the person entitled thereto evidencing the number of ADSs to which that person is entitled. The Depositary will deliver certificated ADSs at the Depositary’s corporate trust office in New York or any other location that it may designate as its transfer office.

The Depositary and the custodian will refuse to accept shares for deposit if we restrict the transfer of shares and such transfer would result in the ownership of shares being in violation of any applicable laws.

If you present shares for deposit (for so long as you are a holder or beneficial holder of ADSs, you may be required from time to time to provide such information) and execute such certificates and make such representations and warranties as we or the Depositary may deem necessary or appropriate to ensure compliance with applicable laws and other matters relating to your ownership of ADSs (or any interest therein), the Depositary will issue ADSs.

How do holders of ADSs cancel an ADS and obtain deposited securities?

Except in limited circumstances, a holder of ADSs who surrenders ADSs and withdraws shares is not permitted subsequently to deposit such shares and obtain ADSs.

You will be entitled to receive the respective amount of deposited securities upon surrender of ADS and payment of the fees of the Depositary and the governmental charges and taxes. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at your risk and expense.

If you surrender ADSs and withdraw shares, you will have to take such shares in electronic dematerialized form. Transfer of such equity shares between non-residents and residents are freely permitted only if they comply with the pricing guidelines specified by the Reserve Bank of India, or RBI. If the equity shares sought to be transferred are not transferred in compliance with such pricing guidelines then prior RBI approval is required. In addition you will be:

•	required to establish an account with an Indian affiliate of the Depositary to hold or sell shares in electronic dematerialized form and may incur customary fees and expenses in connection therewith; and

•	liable for Indian stamp duty at the rate of 0.5% of the market value of the ADSs or shares exchanged upon the acquisition of shares from the Depositary.

Otherwise, the Depositary only may restrict the withdrawal of deposited securities to the extent permitted by U.S. securities law, which currently permits depositaries to suspend withdrawals in connection with:

•	temporary delays caused by closing transfer books of the Depositary or our share registrar or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges;

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or the withdrawal of the underlying shares; or

•	U.S. securities laws provide that this right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Transmission of Notices to Shareholders

We will promptly transmit to the Depositary those communications that we make generally available to our shareholders, including annual reports together with annual audited consolidated financial statements prepared in conformity with U.S. GAAP. There may be other communications or notices that we only make to holders of our equity shares, which will not be forwarded to holders of ADSs. If communications were not originally in English, we will translate them. Upon our request, the Depositary will arrange for the timely mailing of copies of communications which are sent to all holders of ADSs and will make a copy of such communications available for inspection at the Depositary’s corporate trust office.

The Depositary will make available for holders of ADSs’ inspection any receipts evidencing the payment of any taxes imposed on ADS holders in respect of distributions or gains and notices, reports and communications, including any proxy soliciting material, which the Depositary received from us.

Voting Rights

How do I vote?

You do not have the right as a holder of ADSs to attend our shareholder meetings. You may instruct the Depositary to vote the equity shares underlying your ADSs. You could exercise your right to vote directly if you withdraw the equity shares. However, you may not know about the meeting sufficiently in advance to withdraw the equity shares.

If requested by us, the Depositary will notify you of upcoming votes and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you, if you hold the ADSs on a date specified by the Depositary, may instruct the Depositary to vote the deposited securities underlying your ADSs as you direct. For your instructions to be valid, the Depositary must receive them in writing on or before a date specified by the Depositary. The Depositary will try, as far as practical, subject to Indian laws and the provisions of our Articles of Association, to vote or to have its agents vote the deposited securities as you instruct. The Depositary will only vote as you instruct and will not itself exercise any voting discretion. However, if the Depositary does not receive instructions from any holder of ADSs with respect to any of the deposited securities on or before the date established by the Depositary, such holder shall be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by us, provided that:

•	no such discretionary proxy shall be given with respect to any matter as to which we inform the Depositary that we do not wish such proxy given or substantial opposition exists or the rights of holders of ADSs be adversely affected; and

•	the Depositary shall not have any obligation to give such discretionary proxy if we shall not have delivered to it a required local counsel opinion and representation letter.

Under Indian law, voting of the shares is by show of hands unless a poll is demanded by any shareholder or shareholders present in person or by proxy holding at least 10% of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid up capital of at least Rs. 50,000. A proxy may not vote except on a poll. In the event that the Depositary receives express instruction from a holder of ADSs to demand a poll with respect to any matter to be voted on by such holders, the Depositary may request a poll with respect to such matters. We will make reasonable best efforts to demand a poll at the meeting at which such matters are to be voted on and to vote such shares in accordance with such holders’ instructions. Prior to any request demanding a poll by the Depositary we are required to use our best efforts to deliver to the Depositary an opinion of Indian counsel stating that such action is in conformity with all applicable laws and that such demand for a poll will not expose the Depositary to any liability to any person.

You will not receive voting materials if we do not request the Depositary to distribute them and even then, you may not receive voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions or for the effect of any vote, provided its action or inaction is without gross negligence and in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your equity shares are not voted as you requested.

Fees and Expenses

What fees and expenses will I be responsible for paying?

Persons depositing shares will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property (or the distribution of any proceeds from the sale of shares, rights and other property), and for each surrender of ADSs in exchange for deposited securities. The fee in each case is up to $5.00 for each 100 ADSs, or any portion thereof, issued or surrendered. The Depositary may also charge a fee of up to $0.02 per ADS for any cash distribution to owners of ADSs, and a fee for the distribution of deposited securities pursuant to the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs that would have been charged as a result of the deposit of such securities, but which securities are instead distributed by the Depositary to holders. You or persons depositing shares also may be charged the following expenses:

•	share transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the Depositary and of any registrar, pursuant to agreements from time to time between us and the Depositary. We and the Depositary may amend the fees described above from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The Depositary may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such payment is made, or it may deduct the amounts of taxes owed from any payments to you. It may also sell deposited securities by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we take actions that result in new securities being deposited in lieu of or in addition to the deposited securities theretofore on deposit with the custodian, including any change in par value, split-up, consolidation or other reclassification of deposited securities or any recapitalization, reorganization, merger, consolidation or sale of assets of our Company, then the Depositary, subject to terms and conditions of the Deposit Agreement, may choose to:

•	treat the securities it receives as part of the deposited securities, and each ADS will then represent a proportionate interest in that property;

•	distribute additional ADSs, subject to assurance of our outside legal counsel that such distribution may be made in compliance with applicable law; or

•	if any security so received may not be lawfully distributed, sell any securities or property received and distribute the proceeds as cash, subject to assurance of our outside legal counsel that such sale may be made in compliance with applicable law.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the Depositary to amend the Deposit Agreement and the form of ADRs without your consent for any reason. However any amendment that imposes or increases any fees or charges (except for taxes and other charges specifically payable by ADS holders under the Deposit Agreement) or that prejudices any substantial existing right of ADS holders will not become effective until the expiration of 30 days after notice of such amendment shall have been given to you. If a holder of ADSs continues to hold ADSs after being so notified of these changes, that holders of ADSs are deemed to agree to that amendment. An amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

In no event will any amendment impair your right to surrender such ADS and receive the deposited securities, except to comply with mandatory provisions of applicable law.

How may the Deposit Agreement be terminated?

The Depositary may choose to resign and terminate the Deposit Agreement or we may instruct the Depositary to terminate the Deposit Agreement. The Depositary will give at least 30 days prior notice of termination, subject to our payment of any fees and expenses that we have agreed to pay the Depositary for establishing and maintaining the ADS facility. After termination, the Depositary’s only responsibility will be:

•	to deliver deposited securities to holders of ADSs who surrender their ADSs and pay applicable fees and taxes;

•	to collect dividends and other distribution pertaining to the deposited securities; and

•	without liability for interest, to hold or sell distributions received on deposited securities represented by ADSs which have not yet been surrendered.

One year after the termination date with the appropriate Government of India approvals, the Depositary may sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, for the owners of ADSs who have not yet surrendered their ADSs. Such holders of ADSs thereafter have the status of general creditors of the Depositary. After selling the deposited securities, the Depositary has no obligations except to account for those proceeds and other cash.

Limitations on Obligations and Liability to Holders of ADSs

Limits on our obligations and the obligations of the Depositary; limits on liability to holders of ADSs.

The Deposit Agreement expressly limits the obligations and liability of us and of the Depositary. Neither we nor the Depositary will be liable:

•	if we or they are forbidden, prevented or delayed in performing any obligation by circumstances beyond our or their control, including, without limitation, requirements of any laws, regulations, the terms of the deposited securities and acts of God;

•	for exercising or failing to exercise discretion under the Deposit Agreement;

•	if we or they perform our or their obligations without negligence or bad faith; or

•	for any action based on advice or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or other qualified person.

Neither we nor the Depositary have any obligation to become involved in any lawsuit or other proceeding in respect of any deposited securities or the ADSs which may involve us or the Depositary in expense or liability, unless an indemnity satisfactory to us or the Depositary against all expenses, including fees and disbursements of counsel, and liability is furnished as often as may be required.

The Depositary may own and deal in any class of our securities and in ADSs.

Requirements for Depositary Actions

Before the Depositary will issue or register transfer of an ADS, make a distribution on an ADS, or permit withdrawal of equity shares, the Depositary may require:

•	payment of its fees;

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any deposited securities;

•	production of satisfactory proof of the identity of any signatory and genuineness of any signature or other information it deems necessary; and

•	compliance with applicable laws and regulations, provisions of our charter and resolutions of our board of directors, and regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The Depositary also may suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADSs, or the withdrawal of deposited securities, unless the Deposit Agreement provides otherwise, if the register for ADSs is closed or if we or the Depositary decide any such action is reasonably necessary or advisable.

Deutsche Bank Trust Company Americas will keep books for the registration and transfer of ADSs at its offices. You may reasonably inspect such books, except if you have a purpose other than our business or a matter related to the Deposit Agreement or the ADSs.

Pre-Release of ADSs

In limited circumstances, subject to the provisions of the Deposit Agreement, the Depositary may issue ADSs before deposit of the underlying equity shares. This is called a pre-release of the ADS. The Depositary may also deliver equity shares upon cancellation of pre-released ADSs, even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying equity shares are delivered to the Depositary. The Depositary may receive ADSs instead of equity shares to close out a pre-release. Except as noted below, the Depositary may pre-release ADSs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the Depositary in writing, among others, that it or its customer owns the equity shares or ADSs to be deposited;

•	the pre-release must be fully collateralized with cash or other collateral that the Depositary considers appropriate;

•	the Depositary must be able to close out the pre-release on not more than five business days notice; and

•	the Depositary may require such other indemnities and set such other credit regulations as it deems appropriate.

In addition, the number of ADSs that may be outstanding at any time as a result of pre-release should not normally exceed 30% of the deposited securities, although the Depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Disclosure of Interests

By purchasing our ADSs, you agree to comply with our charter, the resolutions of our board of directors, applicable stock exchange and clearing agency requirements, and the laws of the Republic of India, the United States and any other relevant jurisdiction regarding record or beneficial ownership of deposited securities and any disclosure requirements regarding ownership of equity shares, all as if the ADSs were, for this purpose, the deposited securities they represent.

RESTRICTIONS ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

The subscription, purchase and sale of shares of an Indian company are governed by various Indian laws restricting the issuance of shares by the company to non-residents or subsequent transfer of shares by or to non-residents. These restrictions have been relaxed in recent years. Set forth below is a summary of various forms of investment, and the restrictions applicable to each, including the requirements under Indian law applicable to the issuance of ADSs.

Foreign Direct Investment

Issuances by the Company

Subject to certain conditions, under current regulations, foreign direct investment in most industry sectors does not require prior approval of the Foreign Investment Promotion Board, or FIPB, or the Reserve Bank of India, or RBI, if the percentage of equity holding by all foreign investors does not exceed specified industry-specific thresholds. These conditions include certain minimum pricing requirements, compliance with the Takeover Code (as described below), and ownership restrictions based on the nature of the foreign investor (as described below). Purchases by foreign investors of ADSs are treated as direct foreign investment in the equity issued by Indian companies for such offerings. Foreign investment of up to 100% of our share capital is currently permitted in the IT industry.

Subsequent Transfers

Restrictions for subsequent transfers of shares of Indian companies between residents and non-residents were relaxed significantly as of October 2004. As a result, for a transfer between a resident and a non-resident of securities of an Indian company in the IT sector, such as ours, no prior approval of either the RBI or the Government of India is required, as long as certain conditions are met. These conditions include compliance, as applicable, with pricing guidelines, the Takeover Code (as described below), and the ownership restrictions based on the nature of the foreign investor (as described below). If a sale or purchase is conducted on a stock exchange at prevailing market prices, the pricing guidelines will be deemed satisfied. For off-market, negotiated transactions, the guidelines require a transaction price based on the prevailing market price.

Transfers between two non-residents are not subject to RBI approvals or pricing restrictions. However, for industries other than the technology sector, approval from the Government of India may be required for a transfer between two non-residents.

Portfolio Investment by Non-Resident Indians

Investments by persons of Indian nationality or origin residing outside of India, or NRIs, or registered Foreign Institutional Investors, or FIIs (as described below) made through a stock exchange are known as portfolio investments, or Portfolio Investments.

NRIs are permitted to make Portfolio Investments on favorable tax and other terms under India’s Portfolio Investment Scheme. Under the scheme, an NRI can purchase up to 5% of the paid up value of the shares issued by a company, subject to the condition that the aggregate paid up value of shares purchased by all NRIs does not exceed 10% of the paid up capital of the company. The 10% ceiling may be exceeded if a special resolution is passed in a General Meeting of the shareholder of a company, subject to an overall ceiling of 24%. In addition to Portfolio Investments in Indian companies, NRIs may also make foreign direct investments in Indian companies pursuant to the foreign direct investment route discussed above.

Overseas corporate bodies controlled by NRIs, or OCBs, were previously permitted to invest on favorable terms under the Portfolio Investment Scheme. The RBI no longer recognizes OCBs as an eligible class of investment vehicle under various routes and schemes under the foreign exchange regulations.

Investment by Foreign Institutional Investors

Currently, FIIs such as pension funds, investment trusts, and asset management companies are eligible to make Portfolio Investments on favorable terms in all the securities traded on the primary and secondary markets in India. Investment by FIIs in certain sectors, such as the retail sector, are prohibited.

SEBI regulations provide that no single FII may hold more than 10% of a company’s total equity shares.

In most cases, under SEBI and the RBI regulations, unless stockholder approval has been obtained, FIIs in aggregate may hold no more than 24% of an Indian company’s equity shares. However, we have obtained the required stockholder approval and our shares may be owned completely by FIIs, subject to the 10% individual holding limitation described above.

There is uncertainty under Indian law about the tax regime applicable to FIIs that hold and trade ADSs. FIIs are urged to consult with their Indian legal and tax advisers about the relationship between the FII guidelines and the ADSs and any equity shares withdrawn upon surrender of the ADSs.

Takeover Code

Upon conversion of ADSs into equity shares, a holder of ADSs will be subject to the Takeover Code. A more detailed description of the Takeover Code is provided under “Description of Equity Shares.”

ADSs

Issue of ADSs

Shares of Indian companies represented by ADSs may be approved for issuance to foreign investors by the Government of India under the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993, or the 1993 Regulations, as modified from time to time. The 1993 Regulations are in addition to the other policies or facilities, as described above, relating to investments in Indian companies by foreign investors.

Fungibility of ADSs

In March 2001, the RBI amended the Foreign Exchange Management (Transfer or Issue of Securities by a Person Resident Outside India) Regulations, 2000 and established two alternative methods to allow equity shares to be converted into and sold as ADSs.

First, a registered broker in India can purchase shares of an Indian company that has issued ADSs on behalf of a person resident outside India, for the purposes of converting the shares into ADSs. However, such conversion of equity shares into ADSs is possible only if the following conditions are satisfied:

•	the shares are purchased on a recognized stock exchange;

•	the shares are purchased with the permission of the custodian to the ADS offering of the Indian company and are deposited with the custodian;

•	the shares purchased for conversion into ADSs do not exceed the number of shares that have been released by the custodian pursuant to conversions of ADSs into equity shares under the Depositary Agreement; and

•	a non-resident investor, broker, the custodian and the Depository comply with the provisions of the 1993 Regulations and any related guidelines issued by the Central Government from time to time.

Second, the amendment to the regulations permit an issuer in India to sponsor the issue of ADSs through an overseas depositary against underlying equity shares accepted from holders of its equity shares in India for offering outside of India. The sponsored issue of ADSs is possible only if the following conditions are satisfied:

•	the price of the offering is determined by the managing underwriters of the offering;

•	the ADS offering is approved by the FIPB;

•	the ADS offering is approved by a special resolution of the shareholders of the issuer in a general meeting;

•	the facility is made available to all the equity shareholders of the issuer;

•	the proceeds of the offering are repatriated into India within one month of the closing of the offering;

•	the sales of the existing equity shares are made in compliance with the Foreign Direct Investment Policy (as described above) in India;

•	the number of shares offered by selling shareholders are subject to limits in proportion to the existing holdings of the selling shareholders when the offer is oversubscribed; and

•	the offering expenses do not exceed 7% of the offering proceeds and are paid by shareholders on a pro-rata basis.

The issuer is also required to furnish a report to the RBI specifying the details of the offering, including the amount raised through the offering, the number of ADSs issued, the underlying shares offered and the percentage of equity in the issuer represented by the ADSs.

The current offering is being made under this second alternative.

Transfer of ADSs and Surrender of ADSs

A person resident outside India may transfer the ADSs held in Indian companies to another person resident outside India without any permission. An ADS holder is permitted to surrender the ADSs held by him in an Indian company and to receive the underlying equity shares under the terms of the Deposit Agreement. Under Indian regulations, the re-deposit of these equity shares with the Depositary for ADSs may not be permitted.

PLAN OF DISTRIBUTION

Selling shareholders may offer and sell ADSs in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

A prospectus supplement relating to a particular offering of ADSs may include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the ADSs;

•	the net proceeds to the selling shareholders from the sale of the ADSs;

•	any delayed delivery arrangements; and

•	any underwriting discounts and commissions, and other items constituting underwriters’ compensation; any initial public offering price; and any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the ADSs may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices as set forth in a prospectus supplement with respect to such transaction.

LEGAL MATTERS

The validity of the ADSs offered pursuant to this prospectus and the validity of the equity shares represented by the ADSs offered hereby will be passed upon by Crawford Bayley & Co., Mumbai, India, our Indian counsel. U.S. securities matters in connection with any offering made pursuant to this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, our U.S. counsel. Wilson Sonsini Goodrich & Rosati may rely upon Crawford Bayley & Co. with respect to certain matters governed by Indian law. Crawford Bayley & Co. together with its affiliates owns 51,600 of our equity shares.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Infosys Technologies Limited and subsidiaries as of March 31, 2006 and 2005, and for each of the years in the three-year period ended March 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 have been incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We will furnish to you, through the Depositary, English language versions of any reports, notices and other communications that we generally transmit to holders of our equity shares.

We have filed with the SEC a registration statement on Form F-3 and a registration statement on Form F-6 under the U.S. Securities Act with respect to the offered ADSs. This prospectus, which is a part of the registration statement on Form F-3, does not contain all of the information set forth in these registration statements. Statements made in this prospectus as to the contents of any contract, agreement or other document, are not necessarily complete. Where we have filed a contract, agreement or other document as an exhibit to these registration statements, we refer to the exhibit for a more complete description of the matter involved, and each of our statements in this prospectus with respect to that contract, agreement or document is qualified in its entirety by such reference.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at the Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are incorporating by reference the following into this prospectus:

•	our Form 8-A, filed with the SEC on February 11, 1999;

•	our Form 20-F, filed with the SEC on April 28, 2006;

•	our Form 6-K, filed with the SEC on July 28, 2006;

•	our Form 6-K, filed with the SEC on October 24, 2006; and

•	all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering of the offered ADSs.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in those documents, will be provided without charge to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to: V. Balakrishnan c/o Infosys Technologies Limited, Electronics City, Hosur Road, Bangalore, Karnataka, India 560 100 (Telephone: +91-80-2852-0261).

We will furnish to any holder of ADSs that so requests our annual report on Form 20-F containing a description of our operations and annual audited consolidated financial statements prepared in accordance with U.S. GAAP and an opinion on the financial statements by an independent registered public accounting firm.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Our Articles of Association, or Articles, provide that the directors and officers of the Company shall be indemnified by us against loss in defending any proceeding brought against officers and directors in their capacity as such, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, our Articles provide that we shall indemnify our officers and directors in connection with any application pursuant to Section 633 of the Indian Companies Act, 1956 in which relief is granted by the court.

Reference is made to the form of indemnification agreements filed as Exhibit 10.4 to our Form F-1 Registration Statement filed with the Securities and Exchange Commission, or SEC, in March 1999, pursuant to which we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of Underwriting Agreement to be filed or incorporated by reference as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

We have obtained directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners or employees for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Exchange Act of 1934, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits

I. Exhibits.

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement.*
3.1	Articles of Association of the Registrant, as amended.
3.2	Memorandum of Association of the Registrant, as amended.
3.3	Certificate of Incorporation of the Registrant, as currently in effect.(1)
4.1	Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, and holders from time to time of American Depositary Receipts issued thereunder.(2)
4.2	Registrant’s Specimen Certificate for Equity Shares.(1)
5.1	Opinion of Crawford Bayley & Co.
8.1	Opinion of Crawford Bayley & Co. as to certain Indian tax matters.*
23.1	Consent of KPMG, India, Independent Registered Public Accounting Firm.
23.2	Consent of Crawford Bayley & Co. (see Exhibit 5.1).
23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C.
24.1	Powers of Attorney (see Page II-4).

*	To be filed by amendment or as an exhibit to a report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

(1)	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form F-1 (File No. 333-72195) in the form declared effective on March 10, 1999.

(2)	Incorporated by reference to the exhibits filed with Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-6 (File No. 333-72199) filed on March 28, 2003, as amended by Amendment

No. 1 to the Deposit Agreement included in the exhibits filed with Post-Effective Amendment No. 2 to such Registration Statement filed on June 30, 2004.

Item 10.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for purposes of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of either of the undersigned registrants or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bangalore, India on November 7, 2006.

INFOSYS TECHNOLOGIES LIMITED

By:	/s/ Nandan M. Nilekani
Nandan M. Nilekani
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Nandan M. Nilekani and V. Balakrishnan, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign this Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ N.R. Narayana Murthy N.R. Narayana Murthy	Chairman of the Board and Chief Mentor	November 7, 2006

/s/ Nandan M. Nilekani Nandan M. Nilekani	Director, Chief Executive Officer and Managing Director (Principal Executive Officer)	November 7, 2006

/s/ S. Gopalakrishnan S. Gopalakrishnan	Director, President, Chief Operating Officer, Joint Managing Director and Head — Customer Service and Technology	November 7, 2006

/s/ V. Balakrishnan V. Balakrishnan	Chief Financial Officer (Principal Financial and Accounting Officer)	November 7, 2006

/s/ Deepak M. Satwalekar Deepak M. Satwalekar	Lead Independent Director	November 7, 2006

Signature	Title	Date

/s/ Marti G. Subrahmanyam Marti G. Subrahmanyam	Director	November 7, 2006

/s/ Omkar Goswami Omkar Goswami	Director	November 7, 2006

/s/ Rama Bijapurkar Rama Bijapurkar	Director	November 7, 2006

/s/ Claude Smadja Claude Smadja	Director	November 7, 2006

/s/ Sridar A. Iyengar Sridar A. Iyengar	Director	November 7, 2006

/s/ David Boyles David Boyles	Director	November 7, 2006

/s/ Jeffrey Lehman Jeffrey Lehman	Director	November 7, 2006

/s/ K. Dinesh K. Dinesh	Director and Head — Communication Design Group, Information Systems and Quality and Productivity	November 7, 2006

/s/ S.D. Shibulal S.D. Shibulal	Director and Group Head — Worldwide Sales and Customer Delivery (U.S. Representative)	November 7, 2006

/s/ T.V. Mohandas Pai T.V. Mohandas Pai	Director and Head — Administration and Infrastructure, Human Resources, Education and Research	November 7, 2006

/s/ Srinath Batni Srinath Batni	Director and Group Co-Head — Worldwide Customer Delivery	November 7, 2006

EXHIBIT INDEX

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement.*
3.1	Articles of Association of the Registrant, as amended.
3.2	Memorandum of Association of the Registrant, as amended.
3.3	Certificate of Incorporation of the Registrant, as currently in effect.(1)
4.1	Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, and holders from time to time of American Depositary Receipts issued thereunder.(2)
4.2	Registrant’s Specimen Certificate for Equity Shares.(1)
5.1	Opinion of Crawford Bayley & Co.
8.1	Opinion of Crawford Bayley & Co. as to certain Indian tax matters.*
23.1	Consent of KPMG, India, Independent Registered Public Accounting Firm.
23.2	Consent of Crawford Bayley & Co. (see Exhibit 5.1).
23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C.
24.1	Powers of Attorney (see Page II-4).

*	To be filed by amendment or as an exhibit to a report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

(1)	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form F-1 (File No. 333-72195) in the form declared effective on March 10, 1999.

(2)	Incorporated by reference to the exhibits filed with Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-6 (File No. 333-72199) filed on March 28, 2003, as amended by Amendment No. 1 to the Deposit Agreement included in the exhibits filed with Post-Effective Amendment No. 2 to such Registration Statement filed on June 30, 2004.